UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/15/2010

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On March 15, 2010, News America Incorporated, a wholly-owned subsidiary of News Corporation (the "Company"), announced that it redeemed approximately 98.6% of its 0.75% Senior Exchangeable BUCS (the "Securities") in connection with the holders' right to tender Securities on the March 15, 2010 holder redemption date (the "Holder Redemption"). On the same day, the Company announced that it gave notice to the remaining holders of the Securities that the Company will redeem for cash all of the remaining outstanding Securities on April 14, 2010 (the "Mandatory Redemption") at the redemption price of $1,007.53 per Security, which represents the amount equal to the adjusted principal amount of such Securities plus accrued and unpaid interest and any final period distribution.

In connection with the Holder Redemption, the Company paid an aggregate of approximately $1.65 billion to the holders of the Securities that had exercised this redemption option. This aggregate amount is based on the redemption price of $1,013.48 per Security. Approximately 1.4% of the Securities, with a carrying value of approximately $22.77 million, remain outstanding and will be subject to the Mandatory Redemption. Pursuant to the terms of the Indenture, dated as of March 21, 2003, as supplemented, among the Company, News Corporation (f/k/a The News Corporation Limited), the guarantors named therein and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee, holders may exchange the Securities at any time for the cash equivalent of the exchange market value of 77.09 British Sky Broadcasting Group plc ordinary shares per Security.

A copy of the press release issued by News Corporation is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit
Number         Description
________________________________________
99.1                 Press release of News Corporation, dated March 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: March 15, 2010	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release of News Corporation, dated March 15, 2010.